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Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT






We consent to the incorporation by reference in this Registration Statement of EduTrek International, Inc. on Form S-8 of our report dated March 25, 1999 appearing in the Annual Report on Form 10-K of EduTrek International, Inc. for the year ended December 31, 1998. We also consent to the reference to us under the caption "Experts" in the Prospectus.






/s/ Deloitte & Touche LLP


Atlanta, Georgia
December 29, 1999